EXHIBIT 99.1

SMF Streicher Mobile Fueling, Inc.


                            EARNINGS CONFERENCE CALL
                         OCTOBER 20, 2004 @ 1:00 PM EST


PETER SELTZBERG:
Good afternoon everyone, and welcome to the call. Today's conference call is an update on Streicher Mobile Fueling's full fiscal year 2004, which ended on June 30, 2004. The 10-K was filed on September 28th, and the press release with those preliminary results was distributed back on September 8th; however, due to certain factors, we had to postpone this conference call and update a little, so thanks for your patience. If anyone hasn't seen the release from September 8, 2004, please call my office after the call and I'll fax it to you; otherwise, you may view it or download it at the Cameron Associates website, www.cameronassoc.com or at Company's corporate website, which is www.mobilefueling.com. Representing management today we have Richard Gathright, the Company's President and CEO, and Michael Shore, its CFO. Before we get started, I first want to caution that the Safe Harbor statement included in the press release from September 8th applies to today's conference call as well. During the course of this call the Company may make projections or other forward-looking statements regarding future events or the Company's beliefs about its revenues and earnings for the fiscal year ending 2005. We wish to caution you that such statements are just predictions and involve risks and uncertainties. Actual results may differ materially. Factors which may affect actual results are detailed in the Company's Forms 10-Q and 10-K filed with the SEC. Any such statements are dynamic and subject to change, therefore these statements are made and speak for only as of the date of this web-cast, October 20, 2004. The Company may choose from time to time to update such statements and if they do so will disseminate the updates to the investing public.

Now without further delay, I'd like to turn the call over to Richard Gathright, President and CEO of Streicher Mobile Fueling.

RICHARD GATHRIGHT:
Good afternoon and I thank everyone for listening today. This is our first investor conference call, but it is our plan to update you each quarter on the Company's quarterly financial results and other items of interest from this point forward. I will caution you, however, that since we have a relatively small management team, special events and projects, and circumstances beyond our control might delay or otherwise impact the timing and frequency of our conference calls. This was the case with today's call since we have been committed to our storm response operations in the aftermath of the unprecedented string of hurricanes which ravaged Florida and the Southeast in August and September.


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My comments today are intended to provide some further insight into our fiscal year which ended June 30, 2004, and the Form 10-K that we filed on September 28th, spelling out some of the trends and issues that we saw develop throughout our fiscal 2004 year, that could help provide some further clarity on the progression of our business plan and our future.

Last year was a year of substantial changes in the mobile fueling market place and within the Company. We saw our largest competitor exit the marketplace after we had to fend off 10 months of its aggressive price discounting. We and our customers have been, and continue to be, faced with the highest fuel prices in history. We strategically entered several new markets, continued expanding our customer base in existing markets, and refinanced our equipment debt, thereby changing the dynamics of the Company's working capital and liquidity.

We are very pleased that the Company achieved 15% growth in net new business and generally reversed the trend of overall lower margins existing in our base business as we entered the fiscal year 2004. That is our bottom line--higher volumes at higher margins--and it is therefore the focus of almosT every battle we fight every day in our effort to achieve and maintain profitability.

Now, looking at a few of the key line items, starting at the top-line, our fiscal 2004 revenues were up 45% for the fourth quarter and 25% for the full year when compared to the same periods for fiscal 2003. The primary contributor to the increase in revenues was substantially higher fuel prices which, on average rose by 12 cents per gallon from June 30, 2003 to June 30, 2004, and the 15% net increase in new business. The Company sold 54.6 million gallons in the 2004 fiscal year vs. 47.3 million gallons in fiscal 2003, a 15% volume increase. This increase was spread through our operating areas, with the greatest increases coming in Central Florida, Southern California and Atlanta. While new markets did make a contribution to the increase in fiscal 2004, we entered 4 of 5 new markets during the fourth quarter, and they did not materially contribute to the increase in fiscal 2004 volumes.

Our 2004 fiscal year net loss of $698,000 showed a 56% improvement over the $1,581,000 loss in the prior fiscal year. This improvement was principally related to the $757,000 gain on extinguishment of debt when we obtained a discounted pay-off on our equipment notes in the first quarter in connection with our August 2003 refinancing. The fourth quarter loss was $57,000 compared to $325,000 in fiscal 2003, an 82% improvement which was principally due to higher volumes and net margins.

Like fiscal 2003, fiscal 2004 was strongly impacted by the aggressive pricing and price-cutting by the Company's now defunct competitor. The pricing environment for our services began to deteriorate in the second quarter of the fiscal 2003 when we first experienced the impact of the competitor's tactics on our own business and pricing. This deterioration in margins increased and continued into the end of the first quarter of fiscal


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2004 when the competitor ceased operations. From the first quarter of fiscal
2003 thru the first quarter of fiscal 2004 net margins fell 6.3 cents per gallon from 14.6 cents to 8.3 cents. Net margins began to stabilize upon the exit of the competitor and improved thru the balance of fiscal 2004, ending at 11.9 cents per gallon in the fourth quarter of fiscal 2004.

As the year progressed and pricing began to improve, our revenues and margins also gradually improved. Our gross profit for the year was up 7%, while gross profit for the quarter was up 43%. Our financial performance improved throughout the year. We are optimistic that, over time, the pricing and margins for mobile fueling services will further improve as the value proposition of mobile fueling continues to gain traction and the residual effects of the price-cutting dissipates. Please understand, though, that there will always be competition and we always expect customer resistance to increasing charges for our services, which resistance could even lead to customer attrition and lost volume. In fact, we know that many of our cost conscious customers will continue to pressure us to lower our service charges which could even lead to lower margins than we are currently experiencing. We are confident, however, that we will be able to maintain our current margins in the near future and we are hopeful that we will be in a position to maintain or increase those margins in the long run.

We believe that EBITDA is a key indicator to gauge the financial performance of the actual operations of our business since it does not consider the impact of non-cash charges for equipment aging, debt financing expenses and income taxes. EBITDA is a non-GAAP measurement presentation and the reconciliation of EBITDA to GAAP can be found in our Forms 10-Q and Form 10-K for the fiscal year 2004, both of which you can access on our website, www.mobilefueling.com. The consideration of non-cash charges is important since the Company recognized
$1.8 million in depreciation and amortization for the 2004 fiscal year, as reflected on the Statement of Cash Flows, and $377,000, or roughly 21% of this amount related to financing amortization for the August 2003 refinancing. Taking this one step further, as of June 30, 2004, the Company was incurring financing amortization of $50,000 per month in connection with the August 2003 refinancing, $28,000 of which was for the imputed interest costs resulting from our issuance of stock purchase warrants in connection with the August 2003 refinancing.

EBITDA in fiscal 2004 increased $1,246,000, or 169%, for the year and $386,000, or 155%, for the fourth quarter when compared to the same periods in 2003. The improvements in EBITDA were due primarily to the $757,000 gain on extinguishment of debt and its overall contribution to higher operating profit for the fiscal year; and to a $357,000 increase in fourth quarter EBITDA relating to a 1.1 cent improvement in net margin per gallon.

The fourth quarter of fiscal 2004 showed positive trends in net margin and higher volumes which contributed to a $408,000 reduction in the net loss from $465,000 in the third quarter of the fiscal year to $57,000 in the fourth quarter. These trends and the liquidity resulting from our refinancing along with the positive trend in EBITDA which


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increased from $211,000 in the third quarter to $635,000 in the fourth quarter are encouraging. We think that they support the Company's plan for continued growth in existing and new markets, and the search for acquisition targets, either of which could add incremental bottom line performance in our next fiscal year.

As I noted earlier, we exited the fourth quarter of 2004 with a net margin of
11.9 cents per gallon, which was a 10% increase over the fourth quarter of 2003 and a 40% increase over the first quarter of 2004. Although the trend is positive, this net margin is still lower than the 14.6 cents per gallon achieved in the first quarter of fiscal 2003. While we've seen a partial margin recovery and there could potentially be some additional improvement, the market remains highly competitive and there are no guarantees that the positive trend will continue. Total net margin for the year was 9.9 cents per gallon compared to
11.5 cents per gallon for fiscal 2003.

Looking now to the balance sheet, the Company ended the year with $2.7 million in cash versus $211,000 in 2003. If you add the $1.1 million cash availability on the Company's line of credit on June 30, the Company had $3.8 million in available capital compared to a total of $390,000 in 2003. While long-term debt increased to $5.6 million from $4.5 million in 2003, this increase was attributable to the refinancing of our equipment in August 2003 under terms which more effectively match our business plan and equipment lives. While our net accounts receivable grew to $8.3 million from $6.1 million in 2003, nearly all of that increase is directly related to increases in product prices and volume. It is important to note that our days sales outstanding, or DSO, at June 30, 2004 were 28 days vs. 30 days a year ago. The net effect of these factors resulted in a $4.9 million increase in working capital in fiscal 2004 over last year.

Now, I am sure that some of you are wondering about the impact of the unprecedented high fuel prices on our business. Although dramatic fuel price changes can affect customers' demand for fuel and do impact the fuel usage costs of the Company's delivery trucks, the Company's gross profit on sales is not directly affected by fuel price fluctuations since the Company passes on fuel price changes to its customers and charges for its services on a per gallon basis based on a targeted rate per hour. And while there may be a perceived correlation between customer resistance to higher service charges paid to the Company when fuel prices rise sharply, as they have in recent years, the Company believes that higher fuel prices do not have a long-term, lasting effect on its margins since the value we offer is essentially labor savings, fuel theft reduction and other services which reduce or limit the overall or all-in cost of fuel to fleet operators.

Recognizing that this is our first conference call, I would like to share a few thoughts on our progress from February 2001 when the current management team began its undertaking thru June 2004 the year just reported. Gross profit has improved 39% when comparing the $3.1 million realized for the 12-month period ended January 31, 2001 and the $4.3 million reported for the 12 months ended June 30, 2004. When comparing the month of February 2001 to June 2004, we have improved net margins by 278% in total dollars and 187% per gallon, while increasing volumes by 32%. During this period, we


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have realized a 44% increase in the gallons delivered per driver per day, 28%
per truck per day, and a 63% increase in gallons delivered per driver payroll hour. Our DSO has improved over the period from 51 to 28 days. We have come a long way in the development and execution of our business plan and in establishing the base upon which to build shareholder equity. We consider the immediate keys to achieving bottom-line results to be continued growth in our net new business coupled with realizing acceptable net margins for our services. We are striving to meet this bottom-line performance goal.

I, again, remind you that my comments, today, are limited to the Company's historical performance; the trends we saw through our fiscal year which ended on June 30, 2004; and the releases we've issued subsequent to that date. And as far as guidance goes, we won't be providing guidance today for the first quarter or year ahead. We do expect to file our Form 10-Q for the first quarter by November 15, 2004, and we expect to have another quarterly conference call to provide similar details and color for those results at that time.

Finally, I also want to recognize our valued shareholders and their commitment to Streicher Mobile Fueling and express our appreciation to our employees for their continued commitment in providing the consistent, reliable service which keeps our customer satisfaction high and our ability to compete strong.

That wraps up our prepared remarks. I'd like to open the line up to take some questions, operator?

SUMMARY OF QUESTIONS AND ANSWERS:

      Mr. Gathright answered a question about the impact of the hurricanes in Florida during August and September on the Company's business. He first stated that the Company suffered no physical damage to its operations. He then noted that, historically, storm response operations by the Company have had a positive effect on its financial performance. He further explained that the extent of any such impact on the Company typically depends on the availability of equipment, personnel and product supply. While noting that the Company had fully supported its customers and certain critical services entities, he said that storm operations had been limited by the availability of product supply in Florida. He explained that all petroleum products are brought into Florida via waterborne transportation and that the hurricanes materially disrupted deliveries into all state port facilities. Accordingly, he suggested that any such positive effect on the Company's results for the quarter ended September 30, 2004 might not be as great as historical results could suggest.

      In his closing remarks, Mr. Gathright reminded investors that they should review the Company's filed Forms 10-Q and 10-K to understand the definition of "net margin," as that term had been used often in the call, reminding the listeners that net margin was defined as gross profit plus the cost of sales depreciation.


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